CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
OCEAN ENERGY, INC.

Adopted in accordance with the provisions
of Section 242 of the Delaware General Corporation Law

     The undersigned, being a Senior Vice President of Ocean Energy, Inc. (the “Company”), a corporation organized and existing under and by virtue of the Delaware General Corporation Law (the “DGCL”), does hereby certify that:

     1.   The Certificate of Incorporation of the Company is hereby amended by deleting Article I in its entirety and replacing it with the following:

“ARTICLE I”
NAME

     The name of the corporation is Devon OEI Operating, Inc. (the “Corporation”).

     2.   The foregoing amendment has been duly adopted in accordance with Sections 228 and 242 of the DGCL.

     3. The Company’s board of directors has duly adopted resolutions setting forth the foregoing amendment, declaring its advisability and referring the amendment to the stockholders of the Company for consideration.

     4. The foregoing amendment has been duly approved and adopted by written consent of the Company’s stockholders in accordance with Sections 228 and 242 of the DGCL.

     IN WITNESS WHEREOF, the undersigned has caused this Certificate of Amendment to be signed this 25th day of April 2003.

OCEAN ENERGY, INC.

By: /s/ Duke R. Ligon
Name: Duke R. Ligon
Title:  Senior Vice President